                                                                    Exhibit 11.1

                             BUSINESS RESOURCE GROUP
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                           THREE MONTHS ENDED
                                               JANUARY 31,
                                            1997         1996
                                            ----         ----
PRIMARY (1)
Net income .........................       $  509       $  406
                                           ======       ======
Weighted average shares outstanding:
    Common shares ..................        4,863        4,829
Common equivalent shares:
    Stock options ..................           43            1
                                           ------       ------

Total common stock and common
    stock equivalents ..............        4,906        4,830
                                           ======       ======

Net income per common and
    common equivalent shares .......       $  .10       $  .08
                                           ======       ======


(1) Presentation of fully diluted net income per share was not provided as amounts were not materially different from primary net income per share.

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